EXHIBIT 2.1
PURCHASE AND ASSUMPTION AGREEMENT
by and between
GEAUGA SAVINGS BANK
and
THE MIDDLEFIELD BANKING COMPANY
Dated as of March 23, 2007

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PURCHASE AND ASSUMPTION AGREEMENT
     This Agreement (“Agreement”), made this 23rd day of March, 2007, by and between GEAUGA SAVINGS BANK, with its principal office in Newbury, Ohio, (hereinafter called “SELLER”) and THE MIDDLEFIELD BANKING COMPANY, with its principal office in Middlefield, Ohio, (hereinafter called “BUYER”).
     In consideration of the mutual promises hereinafter contained and other good and valuable consideration, the parties hereto do, as to those portions of this Agreement to which each party is specifically set out as a party agreeing to and being bound thereby, agree as follows:
1. PURCHASE AND ASSUMPTION.
     1.01 Deposit Liabilities. At the Closing, as defined in Section 5.01 hereof, BUYER shall assume from SELLER certain “Deposit Liabilities” pursuant to the terms and conditions set forth herein. The term “Deposit Liabilities” means SELLER’s obligations, duties, and liabilities of every type and character relating to certain deposit accounts attributable to SELLER’s branch office located at Harrington Square, 15561 Kinsman Road (Route 87), Middlefield, Ohio, 44062 (the “Office”) identified in the Summary of Office Deposit Accounts attached hereto as Schedule A, as well as certain other deposit accounts identified in the Summary of Other Deposit Accounts attached hereto as Schedule B. The deposit accounts referenced in the immediately preceding sentence (hereinafter the “Deposit Accounts”) include, without limitation, NOW accounts, checking accounts, passbook accounts, statement savings accounts, money market accounts, certificates of deposit, and Individual Retirement Accounts (“IRAs”).
     1.02 Transfer of Assets. Subject to the terms and conditions of this Agreement, SELLER shall assign, transfer, convey, and deliver to BUYER, on and as of the close of business on the Closing Date, as defined in Section 5.01 hereof, all records related to the Deposit Liabilities that are reasonably required to comply with all applicable laws or regulations as described in Exhibit 1 (hereinafter the “Assets”). The acquisition by BUYER from SELLER of such Assets and the assumption of Deposit Liabilities pursuant to the terms and conditions set forth herein is sometimes referred to herein as the “Acquisition.”
     1.03 Acceptance and Assumption. Subject to the terms and conditions of this Agreement, on and as of the close of business on the Closing Date, BUYER shall:
     a. Assets. Receive and accept all of the Assets assigned, transferred, conveyed, and delivered to BUYER by SELLER pursuant to this Agreement as identified in Section 1.02 above; and
     b. Deposit Liabilities. Assume and thereafter discharge all of SELLER’s obligations and duties relating to the assignment and assumption of Deposit Liabilities pursuant to an assignment and assumption of Deposit Liabilities, in substantially the form set forth in Schedule C hereto.

     1.04 Payment of Funds. Subject to the terms and conditions hereof:
     a. Acquisition Consideration. SELLER shall make available and transfer to BUYER, in the manner specified in Section 5.05 hereof, funds equal to
(i) the sum of
(A) the amount of the aggregate balance of all Deposit Liabilities (including interest posted or accrued to such accounts as of the close of business on the Closing Date)
The sum determined under this subclause (i) is subject to adjustment at the Closing in the manner specified in Section 5.05 hereof.
(ii) less an amount equal to the sum of the following;
(A) a 10% deposit premium.
(B) reimbursement for all rents due and actually paid by SELLER under Section 4 of the Lease between Harrington Square, LLC and SELLER for the Office (hereinafter the “Lease”) from the Closing until lease termination on December 31, 2007. The Lease is attached hereto as Schedule L.
     b. Proration of Certain Expenses. All prepaid expenses with respect to (i) reimbursement for rents under Section 1.04(a)(ii)(B) and (ii) the Deposit Accounts including the Federal Deposit Insurance Corporation premium shall be prorated between BUYER and SELLER as of the close of business on the Closing Date. All prorations shall be paid on the Closing Date to the party entitled to the benefit of the proration; provided, however, that in the event that any prorations cannot be calculated as of the Closing, a post-closing adjustment shall be made in the manner specified in Section 5.05 hereof.
2. CONDUCT OF THE PARTIES PRIOR TO CLOSING.
     2.01 Covenants of SELLER. SELLER hereby covenants with BUYER that, from the date hereof until the Closing, it will do or cause the following to occur:
     a. Operation of the Office. The SELLER shall (i) conduct the business of the Office substantially in the same manner as heretofore conducted, (ii) maintain its books, accounts, and records concerning the Office in the ordinary and usual manner on a basis consistent with prior years, (iii) comply in all material respects with all laws applicable to the conduct of its business, and (iv) not grant the holder of any Deposit Account an exemption from any applicable cash reporting requirements imposed by law; and SELLER shall not, without the prior consent of BUYER, (i) pay interest rates on any

Deposit Accounts so as to cause a material reduction or increase in the existing Deposit Accounts, or (ii) sell, subject to lien, pledge, encumber, or otherwise dispose of any of the Assets otherwise than in the ordinary course of business.
     b. Information Concerning and Access to the Office. SELLER shall furnish BUYER with copies of the monthly balance and yield reports of the Office and of the Deposit Liabilities identified on Schedules A and B within five (5) days of the date such reports are completed. Furthermore, SELLER shall permit officers and authorized representatives of BUYER access upon reasonable notice to SELLER to inspect the Office and to interview SELLER’s employees during normal business hours or at such other time mutually agreed upon by both parties, and to permit BUYER to make or cause to be made such reasonable investigation of information and materials relating to the financial condition of Assets and Deposit Liabilities including general and subsidiary ledgers, deposit records, audit reports, and any other information concerning the business and property of the Office as BUYER reasonably deems necessary; provided, however, that such access and investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere with the normal operations of the Office; and provided further, that nothing in this Section 2.01(b) shall be deemed to require SELLER to breach any obligation of confidentiality or to reveal any proprietary information, trade secrets, marketing, strategic plans, or information not related to the transaction contemplated by this Agreement.
     2.02 Covenants of Both Parties.
     a. Regulatory Applications. BUYER hereby covenants to SELLER and SELLER hereby covenants to BUYER that no later than thirty (30) days after execution of this Agreement such party shall prepare and submit for filing, at its own expense, any and all applications, filings, and registrations with, and notifications to, all federal and state authorities required on the part of such party for the Acquisition to be consummated at the Closing as contemplated in Section 5.01 hereof. Thereafter, such party shall pursue all such applications, filings, registrations, and notifications diligently and in good faith, and shall file such supplements, amendments, and additional information in connection therewith as may be reasonably necessary for the Acquisition to be consummated at such Closing. Each party shall deliver to the other prior to filing, copies of each and all of such applications, filings, registrations, and notifications (except for any portions thereof deemed confidential by each party), and any supplement, amendment, or item of additional information in connection therewith (except for any portions thereof deemed confidential by such party). Each party shall also deliver promptly to the other a copy of each material notice, order, opinion, and other item of correspondence received by such party from federal or state authorities (except for any portions thereof deemed confidential by such party) and shall advise the other of developments and progress with respect to such matters.
     b. Best Efforts. SELLER hereby covenants to BUYER and BUYER hereby covenants to SELLER that, from the date hereof until the Closing, such party shall use its best efforts to take, or cause to be taken, all actions necessary, proper, or advisable to consummate the Acquisition and will cooperate fully with the other party in obtaining any consents, approvals, permits, or authorizations which are required to be obtained pursuant to any federal or state law, or any federal or state regulation thereunder, for or in connection with the transactions described and contemplated in this Agreement.
3. REPRESENTATIONS AND WARRANTIES
     3.01 Representations and Warranties of SELLER. SELLER represents and warrants to BUYER as follows:
     a. Good Standing and Power of SELLER. SELLER is an Ohio-chartered savings bank duly organized, validly existing, and in good standing under the laws of the State of Ohio with corporate power to enter into and perform this Agreement, own its properties, and to carry on its business as presently conducted and the deposits of which are insured by the Federal Deposit Insurance Corporation (the “FDIC”).
     b. Authorization of Agreement. The execution and delivery and performance of this Agreement, and the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of SELLER, and this Agreement is a valid and binding obligation of SELLER.
     c. Effective Agreement. Subject to the receipt of any and all necessary regulatory approvals and required consents, the execution, delivery, and performance of this Agreement by SELLER and the consummation of the transactions contemplated hereby, will not conflict with, result in the breach of, constitute a violation or default, result in the acceleration of payment or other obligations, or create a lien, charge, or encumbrance, under any of the provisions of the Articles of Incorporation or Constitution or Bylaws of SELLER, under any judgment, decree, or order, under any law, rule, or regulation of any government or agency thereof, or under any contract, agreement, or instrument to which SELLER is subject, where such conflict, breach, violation, default, acceleration, or lien would have a material adverse effect on the Assets or SELLER’s ability to perform its obligations hereunder.
     d. IRA Documentation. The form of master plan agreement for individual retirement accounts, annexed hereto as Schedule D, and the related Individual Retirement Account Disclosure Statement, annexed hereto as Schedule E, constitute the form of the documents establishing the trustee or custodial arrangement in connection with all IRAs. If it is necessary to obtain an owner’s consent to effect the transfer of any IRA account, SELLER shall, at its own expense, use its best efforts to obtain such consent prior to the Closing Date. To the extent necessary consents to effect transfers of IRAs are not obtained, such accounts shall not be included in the Deposit Accounts transferred to BUYER hereunder.
     e. Title to Assets. SELLER is the sole owner of each of the Assets free and clear of any lien, encumbrance, or restriction of any kind or nature.

     f. Third-Party Claims. There is no investigation, action, arbitration, suit, proceeding, or claim, pending or, to the best of SELLER’s knowledge, threatened against SELLER which could have a material adverse effect on the consummation of the Acquisition, the Assets being purchased, or the liabilities being assumed hereunder before or by any federal, state, municipal, or other governmental department, commission, board, agency, or instrumentality, domestic or foreign.
     g. No Violation of Laws. SELLER is not in violation of any statutes and regulations applicable to the conduct of its business and has not received notification from any agency or department of federal, state, or local government (1) asserting a violation of any such statute or regulation, (2) threatening to revoke any license, franchise, permit, or government authorization, (3) asserting that SELLER is in “default” or “in danger of default” (within the meaning of those terms as used in 12 USC Section 1813(x)) or otherwise threatening the appointment of a conservator or receiver for SELLER, or (4) restricting or in any way limiting its operations.
     h. No Adverse Change. There has been no material adverse change in the business, operation, or Assets of the Office since December 31, 2006.
     i. Status of Deposit Accounts. The Summary of Office Deposit Accounts, attached hereto as Schedule A, and the Summary of Other Deposit Accounts attached hereto as Schedule B, as of the latest practicable date prior to the execution of this Agreement accurately describe all Deposit Accounts, and SELLER has custody of all documents related to the Deposit Accounts as described in Exhibit 1 attached hereto. All Deposit Accounts are insured to the maximum amount permissible by the FDIC. The Deposit Accounts are valid accounts in conformity with applicable laws and regulations.
     j. Cash Reporting Requirements. Except as disclosed on Schedule F hereto, as of the date of the Agreement, SELLER has not granted the holder of any Deposit Account an exemption from any applicable cash reporting requirements imposed by law.
     3.02 Representations and Warranties of BUYER. BUYER represents and warrants to SELLER as follows:
     a. Good Standing and Power of BUYER. BUYER is an Ohio-chartered commercial bank duly organized, validly existing, and in good standing under the laws of the State of Ohio with corporate power to enter into and perform this Agreement, to own its properties, and to carry on its business as presently conducted.
     b. Authorization of Agreement. The execution and delivery and performance of this Agreement, and the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of BUYER, and this Agreement is a valid and binding obligation of BUYER.
     c. Effective Agreement. Subject to the receipt of any and all necessary regulatory approvals, the execution, delivery, and performance of this Agreement by

BUYER, and the consummation of the transactions contemplated hereby, will not conflict with, result in the breach of, constitute a violation or default, result in the acceleration of payment or other obligations, or create a lien, charge, or encumbrance, under any of the provisions of the Articles of Incorporation or Code of Regulations of BUYER, under any judgment, decree, or order, under any law, rule, or regulation of any government or agency thereof, or under any material agreement, contract, or instrument of which BUYER is subject, where such conflict, breach, violation, default, acceleration, or lien would have a material adverse effect on BUYER’s ability to perform its obligations hereunder.
     e. Sufficient Resources. BUYER has sufficient management and financial resources to obtain the required regulatory approvals for the transactions contemplated hereby. As of the date hereof, there is no pending or, to the best of BUYER’s knowledge after due inquiry, threatened legal or governmental proceedings against BUYER or any affiliate that would affect BUYER’s ability to obtain the required regulatory approvals or satisfy any of the other conditions required to be satisfied in order to consummate the transactions contemplated hereby.
4. CONDITIONS PRECEDENT TO CLOSING
     4.01 Conditions to SELLER’s Obligations. The obligation of SELLER to consummate the Acquisition is subject to the satisfaction, or the waiver by SELLER to the extent permitted by applicable law, of the following conditions at or prior to the Closing:
     a. Prior Regulatory Approval. All filings and registrations with, and notifications to, all federal and state authorities required for consummation of the Acquisition shall have been made, all approvals and authorizations of all federal and state authorities required for consummation of the Acquisition shall have been received, shall contain only those conditions reasonably satisfactory to SELLER consistent with the terms of this Agreement, and shall be in full force and effect, and all applicable waiting periods shall have passed.
     b. Corporate Action. The Board of Directors of BUYER shall have taken all corporate action necessary by it to effectuate this Agreement and the Acquisition; and BUYER shall have furnished SELLER with a certified copy of each such resolution adopted by the Board of Directors of BUYER evidencing the same.
     c. Representations and Warranties. The representations and warranties of BUYER set forth in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date (unless a different date is specifically indicated in such representations and warranties), and BUYER shall have delivered to SELLER a Certificate to that effect, dated as of the Closing Date to the effect specified in Schedule G to this Agreement.

     d. Covenants. Each and all of the covenants and agreements of BUYER to be performed or complied with at or prior to Closing pursuant to this Agreement shall have been duly performed or complied with in all material respects by BUYER, or waived by SELLER, and BUYER shall have delivered to SELLER a Certificate to that effect, dated as of the Closing Date to the effect specified in Schedule G to this Agreement.
     e. No Proceedings or Prohibitions. At the time of the Closing, there shall not be any litigation, investigation, inquiry, or proceeding pending or threatened in or by any court or agency of any government or by any third party to restrain, enjoin, or prohibit consummation of the transactions contemplated by this Agreement or which might result in rescission in connection with such transactions; and SELLER shall have been furnished with a Certificate, in substantially the form specified in Schedule G to this Agreement, dated as of the Closing Date and signed by an authorized officer of BUYER, to the effect that no such litigation, investigation, inquiry, or proceeding is pending or, to the best of their knowledge, threatened.
     f. Transitional Procedures. BUYER AND SELLER shall have mutually agreed upon the transitional procedures and arrangements discussed in Section 6.
     4.02 Conditions to BUYER’s Obligations. The obligation of BUYER to consummate the Acquisition is subject to the satisfaction, or the waiver by BUYER to the extent permitted by applicable law, of the following conditions at or prior to the Closing:
     a. Prior Regulatory Approval. All filings and registrations with, and notifications to, all federal and state authorities required for consummation of the Acquisition by BUYER shall have been made, all approvals and authorizations of all federal and state authorities required for consummation of the Acquisition by BUYER shall have been received, shall contain only those conditions reasonably satisfactory to BUYER, and shall be in full force and effect, and all applicable waiting periods shall have passed.
     b. Corporate Action. The Board of Directors of SELLER shall have taken all corporate action necessary by it to effectuate this Agreement and the Acquisition; and SELLER shall have furnished BUYER with a certified copy of each such resolution adopted by the Board of Directors of SELLER evidencing the same.
     c. Representations and Warranties. The representations and warranties of SELLER set forth in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date (unless a different date is specifically indicated in such representations and warranties), and SELLER shall have delivered to BUYER a Certificate to that effect, dated as of the Closing Date, in substantially the form specified in Schedule H to this Agreement.

     d. Covenants. Each and all of the covenants and agreements of SELLER to be performed or complied with at or prior to Closing pursuant to this Agreement shall have been duly performed or complied with in all material respects by SELLER, or waived by BUYER, and SELLER shall have delivered to BUYER a Certificate to that effect, dated as of the Closing Date, in substantially the form specified in Schedule H to this Agreement.
     e. No Proceeding or Prohibitions. At the time of the Closing, there shall not be any litigation, investigation, inquiry, or proceeding pending or threatened in or by any court or agency of any government or by any third party to restrain, enjoin, or prohibit consummation of the transactions contemplated by this Agreement or which might result in rescission in connection with such transactions; and BUYER shall have been furnished with a Certificate, in substantially the form specified in Schedule H to this Agreement, dated as of the Closing Date and signed by an authorized officer of SELLER, to the effect that no such litigation, investigation, inquiry, or proceeding is pending or threatened to the best of their knowledge.
     f. Transitional Procedures. SELLER and BUYER shall have mutually agreed upon the transitional procedures and arrangements discussed in Section 6.
     4.03 Non-Satisfaction of Conditions Precedent. The nonoccurrence or delay of the Closing of the Acquisition by reason of the failure of timely satisfaction of all conditions precedent to the obligations of any party hereto to consummate the Acquisition shall in no way relieve such party of any liability to another party hereto, nor be deemed a release or waiver of any claims the other party hereto may have against such party, if and to the extent the failure of timely satisfaction of such conditions precedent is attributable to the actions or inactions of such party.
     4.04 Waiver of Conditions Precedent. The conditions specified in Sections 4.01 and 4.02 herein shall be deemed satisfied or, to the extent not satisfied, waived if the Closing occurs unless such failure of satisfaction is reserved in a writing executed by BUYER and SELLER at or prior to the closing.
5. CLOSING.
     5.01 Closing and Closing Date. BUYER and SELLER shall use their best efforts to consummate and close the Acquisition contemplated by this Agreement (the “Closing”) on or about June 30, 2007. Notwithstanding the foregoing, the Closing shall occur in a mutually acceptable manner and on a mutually acceptable date which shall be no later than thirty (30) calendar days after the receipt of all regulatory approvals and the expiration of all applicable waiting periods necessary to consummate the Acquisition.
     5.02 SELLER’s Actions at Closing. At the Closing (unless another time is specifically stated), SELLER shall, except as otherwise provided in this Agreement:
     a. deliver to BUYER at the Office such of the material files, records, and documents as described in the attached Exhibit 1 (in whatever form or medium then maintained by SELLER) pertaining to the Deposit Liabilities as exist and are available;

     b. execute, acknowledge (if required pursuant to applicable law), and/or deliver to BUYER the Certificate of SELLER in the form of attached Schedule H, the Instrument of Assumption of IRAs in the form of attached Schedule I, the Bill of Sale and Receipt in the form of attached Schedule J, all other documents required to be delivered to BUYER by SELLER at the Closing pursuant to the terms of this Agreement, and any other documents which BUYER has furnished to SELLER not later than ten (10) business days prior to the Closing that are necessary to consummate the transactions contemplated by this Agreement; and
     c. deliver to BUYER, if applicable, updated Schedules A B, and C as of the close of business three (3) calendar days immediately preceding the Closing Date.
     d. deliver to BUYER any funds required to be paid by SELLER to BUYER at the Closing pursuant to the terms of this Agreement.
     5.03 BUYER’s Actions at Closing. At the Closing (unless another time is specifically stated), BUYER shall:
     a. execute, acknowledge (if required pursuant to applicable law), and/or deliver to SELLER the Certificate of BUYER in the form of attached Schedule G, the Instrument of Assumption of IRAs in the form of attached Schedule I, the Bill of Sale and Receipt in the form of attached Schedule J, all other documents required to be delivered to SELLER by BUYER at the Closing pursuant to the terms of this Agreement, and any other documents which SELLER has furnished to BUYER not later than ten (10) business days prior to the Closing that are reasonably necessary to consummate the transactions contemplated by this Agreement;
     b. deliver to SELLER any funds required to be paid by BUYER to SELLER at the Closing pursuant to the terms of this Agreement.
     5.04 Non-Waiver of Rights. The execution and acknowledgment of any such instruments referenced in Sections 5.02 and 5.03 herein shall not be deemed to be a waiver of any rights or obligations by either party to this Agreement.
     5.05 Methods of Payment. Subject to the adjustment procedures set forth in the last sentence of this Section 5.05, the transfer of the funds, if any, due to BUYER or to SELLER, as the case may be, as set forth pursuant to the terms of Section 1.04 hereof, shall be made immediately prior to the Closing on the Closing Date in immediately available funds. At least two (2) business days prior to the Closing, SELLER and BUYER shall provide written notice to one another indicating the account and bank to which such funds shall be wire transferred. In order to facilitate the Closing, the parties agree: (i) that the amount of funds transferred on the Closing Date shall be the amount which is calculated pursuant to Section 1.04 hereof; and (ii) that within ten (10) business days after the Closing (the “Adjustment Payment Date”) the parties shall make an appropriate post-closing adjustment payment (the “Adjustment Payment”), consistent with the provisions of Section 1.04 hereof, with respect to all items listed in Section 1.04(a) determined as of the Closing Date, including but not limited to such portion of any deposit insurance premium paid by SELLER relating to the Deposit Accounts, and attributable to any period following the Closing Date, as determined in accordance with Section 1.04(b). The Adjustment Payment shall be paid by wire transfer to the previously designated account, by SELLER or by BUYER, as required in Section 1.04(a) hereof, on or before the Adjustment Payment Date. Interest on the amount of the Adjustment Payment for the period from the Closing Date to the Adjustment Payment Date shall be due to the party receiving the Adjustment Payment. Interest shall be calculated on the basis of the Federal Funds rate in effect on the Closing Date.
     5.06 Availability of Closing Documents. The form of documents proposed to be used and delivered at the Closing shall be made available for examination by the respective parties not later than 12:00 noon, prevailing Eastern time, on the third business day prior to the Closing Date to the extent feasible.
     5.07 Effectiveness of Closing. Upon the satisfactory completion of such Closing, which does not include and shall not require completion and payment of the adjustment amounts set forth in Section 5.05, the Acquisition shall be deemed to be effective, and the Closing shall be deemed to have occurred.
6. CERTAIN TRANSITIONAL MATTERS
     6.01 Transitional Action by BUYER. Unless otherwise specified, after the Closing:
     a. BUYER shall: (i) pay in accordance with the law and customary banking practices and applicable Deposit Account contract terms, all properly drawn and presented checks, negotiable orders of withdrawal, drafts, debits, and withdrawal orders presented to BUYER by mail, over the counter, through electronic media, or through the check clearing system of the banking industry, by depositors of the Deposit Accounts assumed by BUYER hereunder, whether drawn on checks, negotiable orders of withdrawal, drafts, or withdrawal order forms provided by BUYER or forms provided by SELLER; and (ii) in all other respects discharge, in the usual course of the banking business, the duties and obligations of SELLER with respect to the balances due and owing to the depositors whose Deposit Accounts are assumed by BUYER hereunder; provided, however, that any obligations of BUYER pursuant to this Section 6.01 to honor checks, negotiable orders of withdrawal, drafts, and withdrawal orders on forms provided by SELLER and carrying its imprint (including its name and transit routing number) shall not apply to any drafts or withdrawal orders presented to BUYER more than one hundred and eighty (180) days following the Closing Date.
     b. Subject to the penultimate sentence of this subsection (b), during the twenty (20) days immediately preceding Closing, but not earlier than the time of procurement of all regulatory approvals, BUYER shall notify the depositors having Deposit Accounts of BUYER’s assumption of the Deposit Accounts and furnish each appropriate depositor with checks or drafts on the forms of BUYER and with instructions to utilize BUYER’s checks and to destroy unused drafts of SELLER. BUYER shall, at BUYER’s expense, notify the depositors of the date after which it will no longer honor checks, drafts, and withdrawal orders on forms provided by SELLER and carrying SELLER’s imprint in accordance with Section 6.01(a) hereof. During the twenty (20) days immediately prior to Closing (or at such earlier time as may be required by law),

SELLER may, at SELLER’s expense, likewise notify depositors of this transaction; provided, however, that SELLER agrees to include in any such notification any communication from BUYER requested to be included therein. Both BUYER and SELLER agree that prior to forwarding such notices, the form of such notices must first be approved by both parties hereto.
     c. BUYER shall promptly pay to SELLER an amount equivalent to the amount of any checks, negotiable orders of withdrawal, drafts, or withdrawal orders credited as of the close of business on the Closing Date to a Deposit Account assumed by BUYER hereunder which are returned uncollected to SELLER after the Closing Date. With respect to payments to be made pursuant to this paragraph, BUYER shall be obligated to pay to SELLER an amount up to the balance of the relevant Deposit Account on the date that SELLER requests repayment. Notwithstanding the foregoing, SELLER shall bear all liability for items deposited or negotiated prior to or on the Closing Date and subsequently returned as uncollectible to the extent that an overdraft is created immediately after (i) the exercise of BUYER’s lawful rights of offset and (ii) the application of any availability under any overdraft line of credit relating to the affected account or accounts, provided that BUYER shall handle returned items expeditiously under the rules established by the Federal Reserve in Regulation J and Regulation CC.
     6.02 Transitional Actions by SELLER.
     a. Prior to the Closing Date, SELLER shall use commercially reasonable efforts to cooperate with BUYER in assuring an orderly transition of ownership of the Assets and responsibility for the Deposit Liabilities assumed by BUYER hereunder.
     b. Within two (2) weeks after execution of this Agreement, SELLER shall provide BUYER with applicable product functions and specifications relating to the data processing support required for the Deposit Accounts. Within four (4) weeks following execution of this Agreement by BUYER, SELLER shall provide to BUYER file formats relating to the Deposit Accounts in a format acceptable to the BUYER. On the day after the Closing Date, SELLER shall deliver in a format acceptable to the BUYER all pertinent data and descriptive information relating to the Deposit Accounts which is then available to SELLER, which shall constitute SELLER’s complete records maintained as of and current to the close of business on the Closing Date with respect to the Deposit Accounts. Each party shall bear all costs and expenses relating to the performance by it of its obligations pursuant to this Section 6.02(b).
     c. SELLER shall cooperate with BUYER in securing proper documentation of change in trustee or custodian for any IRA which is included in the Deposit Liabilities. Prior to the Closing Date, SELLER shall provide BUYER with a complete and up-to-date listing attached hereto as Schedule K of any and all IRA participants transferred to BUYER that have reached age 70 1/2 by January 1, 2007, and prior year balances required for calculations of mandatory distributions. The SELLER agrees that, prior to the Closing Date, SELLER shall (i) distribute all scheduled mandatory minimum distribution payments, (ii) complete all scheduled or pending transfers, and (iii) distribute all scheduled periodic and non-periodic distributions that are required to be made or taken prior to the Closing Date.

     d. Prior to the Closing Date, SELLER and BUYER will develop appropriate procedures and arrangements to provide for settlement by BUYER of checks, drafts, withdrawal orders, returns and other items that are drawn on or chargeable against Deposit Accounts and ACH incoming items after the Closing Date. SELLER will cooperate with BUYER and take all reasonable steps requested by BUYER to ensure that, on and for one hundred and eighty (180) days after the Closing Date, each check, draft, or withdrawal order drawn against Deposit Accounts encoded for presentment to SELLER or to any bank for the account of SELLER is delivered to BUYER in a timely manner and in accordance with applicable law and clearing house rule or agreement.
     e. Inclearing Items. As of the opening of business on the Closing Date, SELLER shall advise the Federal Reserve Bank of Cleveland that the account number ranges of the routing transit number associated with the Office should be reassigned to BUYER and shall further provide the information in order to expedite the clearing and sorting of all checks, drafts, instruments, and other commercial paper related to the Deposit Accounts.
     f. Interest Reporting. SELLER shall report from January 1, 2007, through the Closing Date, and BUYER shall report from the Closing Date through December 31, 2007, all interest credited to, interest premiums paid on, interest withheld from and early withdrawal penalties charged to the Deposit Accounts. Such reports shall be made to the holders of Deposit Liabilities and to the applicable federal and state regulatory agencies.
     g. Withholding. On or before the Closing Date, SELLER shall deliver to BUYER a list of all “B” notices (TINs do not match) and “C” notices (under reporting/IRS imposed withholding) issued by the Internal Revenue Service (“IRS”) relating to such Deposit Accounts. Following the Closing Date, SELLER shall immediately deliver to BUYER (i) any and all similar notices regarding such Deposit Accounts received from the IRS, and (ii) all notices received from the IRS releasing withholding restrictions on such Deposit Accounts. Any amounts required by any governmental agency to be withheld from any of such Deposit Accounts (the “Withholding Obligations”) or any penalties imposed by any governmental agency will be handled as follows:
     (i) Any Withholding Obligations required to be remitted to the appropriate governmental agency on or prior to the Closing Date will be withheld and remitted by SELLER, and any other sums withheld by SELLER pursuant to Withholding Obligations prior to the Closing Date shall also be remitted by SELLER to the appropriate governmental agency on or prior to the time they are due;
     (ii) Any Withholding Obligations required to be remitted to the appropriate governmental agency after the Closing Date with respect to Withholding Obligations after the Closing Date shall be withheld and remitted by BUYER. Within two (2) days of receipt of any such notice by SELLER, SELLER shall notify BUYER and BUYER shall comply with the notification requirements;

     (iii) Any penalties described on “B” notices from the IRS or any similar penalties which relate to the Deposit Accounts will be paid by SELLER promptly upon receipt of the notice, providing such penalty assessment resulted from SELLER’s acts, policies or omissions, and any efforts to reduce such penalties shall be the responsibility of SELLER; and
     (iv) Any penalties assessed due to information missing from information filings regarding the Deposit Accounts, including, without limitation, 1099 forms, shall be paid by SELLER promptly upon receipt of the notice providing such penalty assessment resulting from SELLER’s acts, policies or omissions, and any efforts to reduce such penalties shall be the responsibility of SELLER.
     6.03 Effect of Transitional Action. Except as and to the extent expressly set forth in this Article 6, nothing contained in this Article 6 shall be construed to be an abridgement or nullification of the rights, customs and established practices under applicable banking laws and regulations as they affect any of the matters addressed in this Article 6.
7. GENERAL COVENANTS AND INDEMNIFICATION.
     7.01 Confidentiality Obligations of BUYER. BUYER shall, and shall cause any affiliates to, treat all information received from SELLER concerning the business, Assets, operations, and financial condition of SELLER (including without limitation the Office), as confidential, unless and to the extent that BUYER can demonstrate that such information was already known to BUYER or such affiliates or in the public domain; and BUYER shall, and shall cause its affiliates to, not use any such information required to be treated as confidential for any purpose except in furtherance of the transactions contemplated hereby. Upon the termination of this Agreement, BUYER shall, and shall cause its affiliates to, promptly return all documents and workpapers containing, and all copies of, any such information required to be treated as confidential received from or on behalf of SELLER in connection with the transactions contemplated hereby. The covenants of BUYER contained in this Section 7.01 shall survive any termination of this Agreement, but shall terminate at the Closing, if it occurs, with respect to any information that is limited solely to the activities and transactions of the Office; provided, however, that neither BUYER nor any of its affiliates shall be deemed to have violated the covenants set forth in this Section 7.01 if BUYER or any of such affiliates shall in good faith disclose any of such confidential information in compliance with any legal process, order, or decree issued by any court or agency of government of competent jurisdiction; provided, however, that BUYER shall give SELLER prompt notice of any such order so that SELLER may challenge such order if SELLER so desires.
     7.02 Confidentiality Obligations of SELLER. SELLER shall, and shall cause any affiliates to, treat all information received from BUYER concerning BUYER’s business, Assets, operations, and financial condition as confidential, unless and to the extent SELLER can demonstrate that such information was already known to SELLER or such affiliates or in the public domain; and SELLER shall, and shall cause its affiliates to, not use any such information (so required to be treated as confidential) for any purpose except in furtherance of the transactions contemplated hereby. Upon the termination of this Agreement, SELLER shall, and shall cause its affiliates to, promptly return all documents and workpapers containing, and all copies of, any such information required to be treated as confidential received from or on behalf of BUYER in connection with the transactions contemplated hereby. The covenants of SELLER contained in this Section 7.02 shall survive any termination of this Agreement prior to Closing, but shall terminate at the Closing; provided, however, that neither SELLER nor any of its affiliates shall be deemed to have violated the covenants set forth in this Section 7.02 if SELLER or any of its affiliates shall in good faith disclose any of such confidential information in compliance with any legal process, order, or decree issued by any court or agency of government of competent jurisdiction; provided, however, that SELLER shall give BUYER prompt notice of any such order so that BUYER may challenge such order if BUYER so desires.
     7.03 Indemnification. SELLER agrees to indemnify and hold harmless BUYER against and in respect of any and all claims, suits, proceedings (formal or informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including reasonable legal fees and expenses of attorneys) as and when incurred arising out of or based upon the Deposit Liabilities and any other obligation assumed by BUYER prior to the Closing Date or any breach of any representation, warranty, covenant, or agreement of SELLER contained in this Agreement or in any certificate or other document delivered by it pursuant to this Agreement. BUYER agrees to indemnify and hold harmless, SELLER against and in respect of any and all claims, suits, proceedings (formal or informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including reasonable legal fees and expenses of attorneys) as and when incurred arising out of or based upon any of the Deposit Liabilities and any other obligation assumed by BUYER after the Closing Date or any breach of any representation, warranty, covenant, or agreement of BUYER contained in this Agreement or in any certificate or other document delivered by it pursuant to this Agreement.
     7.04 Further Assurances. From and after the date hereof, each party hereto agrees to execute and deliver such instruments and to take such other actions as the other party hereto may reasonably request in order to carry out and implement this Agreement. Following the Closing Date, SELLER will execute and deliver such instruments and take such other actions as the BUYER may request to assign, endorse, transfer, and convey to the BUYER each and all of the Assets and to do, execute, acknowledge, and deliver all acts, deeds, conveyances, transfers, documents, and assurances necessary or proper for such purpose. The covenants of each of the parties hereto pursuant to this Section 7.04 shall survive the Closing.
     7.05 Solicitation of Customers. For a period of three (3) years after the Closing Date, SELLER will not, and SELLER will not permit any of its affiliates to, directly compete for or solicit business from any person (i.e., an individual, corporation, partnership, bank, limited liability company, trust, association, incorporated organization, or other entity) whose Deposit Liabilities are assumed by BUYER pursuant to this Agreement, unless and on the basis that such customer has an account at another office of SELLER, and except as may occur in connection with advertising or solicitations directed to the public generally.

     7.06 Establishment of Facilities by SELLER.
     a. Immediately following the last day SELLER operates the Office, as agreed to by BUYER and SELLER, SELLER shall cease operating the Office and will vacate the premises.
     b. SELLER further covenants that for a period of three (3) years after the Closing Date SELLER will not, and SELLER will not permit any of its affiliates to, establish or operate a bank branch, loan production office, proprietary POS or ATM facility, or other facility at which deposits are accepted or loans are made, within a five (5) mile radius of the Office.
     c. SELLER and BUYER agree that in the first two years after the Closing Date the value of the covenant provided by Section 7.06 is equal to the 10% deposit premium described in Section 1.04(a)(ii)(A), and in the third year after the Closing Date the value of the covenant provided by Section 7.06 is equal to half of the 10% deposit premium described in Section 1.04(a)(ii)(A).
8. TERMINATION.
     8.01 Termination by Mutual Agreement. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by mutual consent authorized by a vote of a majority of the Board of Directors (or by the vote of the Executive Committee of such Board, if so empowered) of each of SELLER and BUYER.
     8.02 Termination by SELLER. This Agreement may be terminated and the transactions contemplated hereby abandoned by SELLER:
     a. At any time on or prior to the Closing Date, if BUYER has, in any material respect, breached (i) any covenant or undertaking contained herein or (ii) any representation or warranty contained herein, and in either case such breach has not been cured by BUYER by the earlier of thirty (30) days after the date on which notice pursuant to Section 8.04 is given to BUYER or the Closing Date;
     b. In the event any of the conditions precedent specified in Section 4.01 of this Agreement has not been met as of the date required by this Agreement and, if not so met, has not been waived by SELLER;
     c. At any time, if any regulatory approval required for consummation of the Acquisition is denied by the applicable regulatory authority, and the time period for appeals and requests for reconsideration has expired;
     d. In the event the Closing does not occur on or before November 1, 2007, or such later date as the parties may agree upon.
     8.03 Termination by BUYER. This Agreement may be terminated and the transactions contemplated hereby abandoned by BUYER:

     a. At any time on or prior to the Closing Date, if SELLER has, in any material respect, breached (i) any covenant or undertaking contained herein or (ii) any representation or warranty contained herein, and in either case such breach has not been cured by SELLER by the earlier of thirty (30) days after the date on which notice pursuant to Section 8.04 is given to SELLER or the Closing Date;
     b. In the event any of the conditions precedent specified in Section 4.02 of this Agreement has not been met as of the date required by this Agreement and, if not so met, has not been waived by BUYER;
     c. At any time, if any regulatory approval required for consummation of the Acquisition is denied by the applicable regulatory authority, and the time period for appeals and requests for reconsideration has expired;
     d. In the event the Closing does not occur on or before November 1, 2007, or such later date as the parties may agree upon.
     8.04 Notice of Termination. To exercise the rights to terminate as provided in this section, the exercising party must advise the other party in writing, which notice shall be effective immediately upon its being delivered as referenced in Section 9.04 hereof.
     8.05 Effect of Termination. The termination of this Agreement shall not release any party hereto from any liability or obligation to the other party hereto arising from (i) a material breach of any provision of this Agreement, or (ii) the failure of timely satisfaction of conditions precedent to the obligations of a party for the purpose of causing the termination of this Agreement. In the event that any such material breach or failure of timely satisfaction of conditions precedent occurs, the party terminating this Agreement may recover from the other party its reasonable and documented costs and expenses (including, without limitation, legal fees and travel expenses) incurred in connection with the negotiation of this Agreement and preparation for the Closing. The covenants of the parties in Article 7 hereof with respect to confidentiality and indemnification and in Section 9.01 hereof with respect to payment of expenses shall survive any termination of this Agreement.
9. MISCELLANEOUS PROVISIONS.
     9.01 Expenses. Except as and to the extent specifically allocated otherwise herein, each of the parties hereto shall bear its own expenses, whether or not the transactions contemplated hereby are consummated.
     9.02 Certificates. All statements contained in any certificate delivered by or on behalf of SELLER or BUYER pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties of the party delivering the certificate hereunder. Each such certificate shall be executed on behalf of the party delivering the certificate by duly authorized officers of such party.
     9.03 Waivers. Each party hereto, by written instrument signed by duly authorized officers of such party, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive, but only as affects the party signing such instrument:
     a. any inaccuracies in the representations or warranties of the other party contained or referred to in this Agreement or in any document delivered pursuant hereto;
     b. compliance with any of the covenants or agreements of the other party contained in this Agreement;
     c. the performance (including performance to the satisfaction of a party or its counsel) by the other party of such of its obligations set out herein;
     d. satisfaction of any condition to the obligations of the waiving party pursuant to this Agreement.
     9.04 Notices. Any notice of other communication required or permitted pursuant to this Agreement shall be effective only if it is in writing and delivered personally, by facsimile transmission, or by registered or certified return receipt mail, postage prepaid, addressed as follows:
If to SELLER:
Ms. Betty Kimbrew
President
Geauga Savings Bank
10800 Kinsman Road
Newbury, Ohio 44065
With a copy to:
Stuart A. Mintz, Esq.
McCarthy, Lebit, Crystal & Liffman Co., L.P.A.
101 W. Prospect Avenue, Suite 1800
Cleveland, Ohio 44115
If to BUYER:
Mr. James R. Heslop, II
Executive Vice President and Chief Operating Officer
The Middlefield Banking Company
15985 East High Street
Middlefield, Ohio 44062

With a copy to:
Francis X. Grady, Esq.
Grady & Associates
20950 Center Ridge Road, Suite 100
Rocky River, Ohio 44116-4307
or to such other person or address as any such party may designate by notice to the other parties, and shall be deemed to have been given as of the date received.
     9.05 Parties in Interest; Assignment; Amendment. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors, legal representatives, and assigns, and no person who is not a party hereto (or a successor or assignee of such party) shall have any rights or benefits under this Agreement, either as a third party beneficiary or otherwise. This Agreement cannot be assigned, and this Agreement cannot be amended or modified, except by a written agreement executed by the parties hereto.
     9.06 Headings. The headings and table of contents used in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
     9.07 Terminology. The specific terms of art that are defined in various provisions of this Agreement shall apply throughout this Agreement (including without limitation each Schedule hereto), unless expressly indicated otherwise. In addition, the following terms and phrases shall have the meanings set forth for purposes of this Agreement (including such Schedule):
     a. the term “business day” shall mean any day other than a Saturday, Sunday, or a day in which BUYER or SELLER is closed in accordance with the laws of this State or the United States of America. Any action, notice, or right which is to be taken or given or which is to be exercised or lapse on or by a given date which is not a business day may be taken, given, or exercised, and shall not lapse, until the next business day following;
     b. the term “affiliate” shall mean, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person;
     c. the term “person” shall mean any individual, corporation, partnership, association, trust, or other entity, whether business, personal, or otherwise;
     d. unless expressly indicated otherwise in a particular context, the terms “herein,” “hereunder,” “hereto,” “hereof,” and similar references refer to this Agreement in its entirety and not to specific articles, sections, schedules, or subsections of this Agreement. Unless expressly indicated otherwise in a particular context, references in this Agreement to enumerated articles, sections, and subsections refer to designated portions of this Agreement (but do not refer to portions of any Schedule unless such Schedule is specifically referenced) and do not refer to any other document; and

     9.08 Press Releases. SELLER and BUYER shall consult with one another concerning the form and substance and timing of any press release of any matters relating to this Agreement; provided, however, that nothing in this Section 9.08 shall be deemed to prohibit any party hereto from making any press release which its legal counsel deems necessary in order to fulfill such party’s disclosure obligations imposed by law, provided that such party provides advance notice of such publication to the other party hereto.
     9.09 Form 8594. BUYER shall prepare Form 8594 under the Internal Revenue Code and deliver such form and all documentation used in the preparation and support of such form to the Seller. BUYER and SELLER shall each separately file Form 8594 with its respective federal income tax returns for the tax year in which the Closing Date occurs in accordance with IRS guidelines. SELLER agrees to provide BUYER with any information required to complete Form 8594 within ten (10) days of the request for such information. BUYER and SELLER agree to make no change or alteration of the Form 8594 without at least fifteen (15) days prior written notice to the other party of the nature and extent of the changes, which notice shall include the revised Form 8594. Each party shall notify and provide the other with reasonable assistance in the preparation of Form 8594 or in the event of an examination, audit, or other proceeding regarding this Section 9.09.
     9.10 Entire Agreement. This Agreement supersedes any and all oral or written agreements and understandings heretofore made relating to the subject matter hereof and contains the entire Agreement of the parties relating to the subject matter hereof. All schedules, exhibits, and appendices to this Agreement are incorporated into this Agreement by reference and made a party hereof.
     9.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio except to the extent, if any, precluded by federal law of mandatory application.
     9.12 Attorneys’ Fees. In the event of any litigation arising in connection with this Agreement, the prevailing party will be entitled to recover from the losing party, all costs incurred in connection with such litigation including reasonable attorney’s fees and costs and attorneys’ fees on appeal.
     9.13 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

GEAUGA SAVINGS BANK

By:

Betty L. Kimbrew
Its:	President

THE MIDDLEFIELD BANKING COMPANY

By:

James R. Heslop, II
Its:	Executive Vice President and Chief Operating Officer

SCHEDULES TO
PURCHASE AND ASSUMPTION AGREEMENT
Schedule A - Summary of Office Deposit Accounts
Schedule B - Summary of Other Deposit Accounts
Schedule C - Assignment and Assumption of Deposit Liabilities
Schedule D - SELLER’s Form of Master Plan Agreement for Individual Retirement Accounts
Schedule E - SELLER’s Form of Individual Retirement Account Disclosure Statement
Schedule F - Cash Reporting Requirement Exceptions
Schedule G - Closing Certificate of BUYER
Schedule H - Closing Certificate of SELLER
Schedule I - Instrument of Assumption of Individual Retirement Accounts
Schedule J - Bill of Sale and Receipt
Schedule K - IRA Participants over Age 70 1/2 as of January 1, 2007
Schedule L - Office Lease between SELLER and Harrington Square, LLC

SCHEDULE A
Summary of Office Deposit Accounts

SCHEDULE B
Summary of Other Deposit Accounts

SCHEDULE C
Assignment and Assumption of Deposit Liabilities
     KNOW ALL MEN BY THESE PRESENTS, that for good and valuable consideration GEAUGA SAVINGS BANK (“Assignor”), does hereby assign to THE MIDDLEFIELD BANKING COMPANY (“Assignee”), all Assignor’s obligations under the deposit accounts (the “Deposit Liabilities”) described in the Purchase and Assumption Agreement dated March 23, 2007, between Assignor and Assignee to be assumed by Assignee, which accounts are listed in the Schedules A and B of same to be delivered to Assignee which is hereby made a part hereof, and Assignee does hereby assume payment of and agree to discharge all the Deposit Liabilities according to their terms.
     Assignor and Assignee shall each be indemnified by the other with respect to this assignment to the extent provided in the Purchase and Assumption Agreement.
     IN WITNESS WHEREOF, Assignor and Assignee have duly executed this Assignment and Assumption of Deposit Liabilities this ___ day of                     , 2007.

ASSIGNOR:

GEAUGA SAVINGS BANK

By:

Betty L. Kimbrew
Its:	President

ASSIGNEE:

THE MIDDLEFIELD BANKING COMPANY

By:

James R. Heslop, II
Its:	Executive Vice President and Chief Operating Officer

SCHEDULE D
SELLER’s Form of Master Plan Agreement for Individual Retirement Accounts

SCHEDULE E
SELLER’s Form of Individual Retirement Account Disclosure Statement
See Schedule D. The form of Individual Retirement Account Disclosure Statement is contained within SELLER’s Master Plan Agreement for Individual Retirement Accounts.

SCHEDULE F
Cash Reporting Requirement Exceptions
None.

SCHEDULE G
Closing Certificate of BUYER
     We hereby certify:
     (1) That the undersigned James R. Heslop, II is the Executive Vice President and Chief Operating Officer of THE MIDDLEFIELD BANKING COMPANY (“BUYER”);
     (2) That all representations and warranties of BUYER as set forth in the Purchase and Assumption Agreement dated as of March 23, 2007, by and between BUYER and GEAUGA SAVINGS BANK (“SELLER”), are true and correct in all material respects as of this date and with the same effect as though all such representations and warranties had been made on and as of this date;
     (3) That each and all of the covenants and agreements of BUYER to be performed or complied with at or prior to Closing pursuant to said Purchase and Assumption Agreement have been either duly performed and complied with in all material respects by BUYER or waived by SELLER;
     (4) That all filings and registrations with and notifications to all federal and state authorities required on the part of BUYER for consummation of the Acquisition being the subject of said Purchase and Assumption Agreement have been made, all approvals and authorizations of all federal and state authorities required for consummation thereof have been received and are in full force and effect, and all applicable waiting periods have passed;
     (5) That the Board of Directors of BUYER has taken all corporate action necessary by it to effectuate the Purchase and Assumption Agreement and the Acquisition contemplated thereby; and
     (6) That as of the date hereof, there is no litigation, investigation, inquiry, or proceeding pending or to the best of our knowledge threatened in or by any court or agency of any government or by any third party which in the judgment of the executive officers of BUYER, with the advice of counsel, presents a bona fide claim to restrain, enjoin, or prohibit consummation of the transaction contemplated by the Purchase and Assumption Agreement or which might result in rescission in connection with such transaction.
Dated:                                         , 2007.

THE MIDDLEFIELD BANKING COMPANY

By:

James R. Heslop, II
Its:	Executive Vice President and Chief Operating Officer

SCHEDULE H
Closing Certificate of SELLER
     We hereby certify:
     (1) That the undersigned, Betty L. Kimbrew is the President of GEAUGA SAVINGS BANK (“SELLER”);
     (2) That all representations and warranties of SELLER as set forth in the Purchase and Assumption Agreement dated as of March 23, 2007, by and between SELLER and THE MIDDLEFIELD BANKING COMPANY (“BUYER”) are true and correct in all material respects as of this date and with the same effect as though all such representations and warranties had been made on and as of this date;
     (3) That each and all of the covenants and agreements of SELLER to be performed or complied with at or prior to Closing pursuant to said Purchase and Assumption Agreement have been either duly performed and complied with in all material respects by SELLER or waived by BUYER;
     (4) That all filings and registrations with and notifications to all federal and state authorities required on the part of SELLER for consummation of the Acquisition being the subject of said Purchase and Assumption Agreement have been made, all approvals and authorizations of all federal and state authorities required for consummation thereof have been received and are in full force and effect, and all applicable waiting periods have passed;
     (5) That the Board of Directors of SELLER has taken all corporate action necessary by it to effectuate the Purchase and Assumption Agreement and the Acquisition contemplated thereby;
     (6) That as of the date hereof there is no litigation, investigation, inquiry, or proceeding pending or to the best of our knowledge threatened in or by any court or agency of any government or by any third party which in the judgment of the executive officers of SELLER, with the advice of counsel, presents a bona fide claim to restrain, enjoin, or prohibit consummation of the transaction contemplated by the Purchase and Assumption Agreement or which might result in rescission in connection with such transaction; and
     (7) That SELLER has received no notice of a security interest in or pledge of any Deposit Account in favor of any third party.
Dated:                                         , 2007.

GEAUGA SAVINGS BANK

By:

Betty L. Kimbrew
Its:	President

SCHEDULE I
Instrument of Assumption of Individual Retirement Accounts
     Pursuant to the provisions of Section 1.03 of the Purchase and Assumption Agreement dated as of March 23, 2007, by and between SELLER and BUYER, as defined below, BUYER hereby assumes and agrees to hereafter faithfully, fully, and timely honor, pay, perform, and discharge all Deposit Liabilities consisting of Individual Retirement Accounts (“IRAs”), together with all accrued interest attributable thereto, the plans and custodial arrangements in connection therewith, and the fiduciary duties related to such plans or arrangements as fully as and to the same extent as if BUYER had originally acquired, incurred, or entered into such fiduciary relationships.
     BUYER further hereby assumes and agrees to hereafter faithfully honor and fully and timely pay, perform, and discharge all of SELLER’s obligations, duties, and liabilities evidenced by or related to each Individual Retirement Custodial Account Agreement pertaining to the Deposit Liabilities consisting of IRAs, including, without limitation, the obligation to file reports with the Internal Revenue Service with respect to such Deposit Liabilities, to the extent such reports are required and become due after the Closing Date.
     SELLER hereby resigns as custodian and appoints BUYER as the successor custodian to SELLER under the Deposit Liabilities consisting of IRAs. BUYER hereby accepts from SELLER such appointment to serve in such capacity.
     BUYER further agrees to indemnify and hold SELLER harmless from any and all liability, payments, and expenses of any nature, including, without limitation, attorneys’ fees, to any person or entity relating to any threatened or actual claim, suit, or proceeding arising out of or related to the appointment of BUYER as successor custodian of the Deposit Liabilities consisting of IRAs or the assumption by BUYER of the Deposit Liabilities consisting of IRAs as set forth in this instrument.
     IN WITNESS WHEREOF, THE MIDDLEFIELD BANKING COMPANY (“BUYER”) and GEAUGA SAVINGS BANK (“SELLER”) have caused this instrument to be duly executed and delivered as of                                         , 2007.

GEAUGA SAVINGS BANK

By:

Betty L. Kimbrew
Its:	President

THE MIDDLEFIELD BANKING COMPANY

By:

James R. Heslop, II
Its:	Executive Vice President and Chief Operating Officer

SCHEDULE J
Bill of Sale or Receipt
     FOR VALUE RECEIVED, GEAUGA SAVINGS BANK (“SELLER”) hereby transfers, conveys, sells, grants, assigns, and delivers to THE MIDDLEFIELD BANKING COMPANY (“BUYER”) in accordance with the Purchase and Assumption Agreement dated as of March 23, 2007, between SELLER and BUYER (the “Agreement”) all of SELLER’s right, title, and interest in, to, and under the Assets as and to the extent set forth in the Agreement.
     BUYER hereby accepts and acknowledges receipt of the Assets, i.e., all material files, records, and documents pertaining to the Deposit Liabilities.
     All capitalized terms that are defined in the Agreement and are not otherwise defined herein shall have the meaning given to them in the Agreement.
     IN WITNESS WHEREOF, this instrument has been duly executed on behalf of SELLER this day of                                         , 2007.

GEAUGA SAVINGS BANK

By:

Betty L. Kimbrew
Its:	President

THE MIDDLEFIELD BANKING COMPANY

By:

James R. Heslop, II
Its:	Executive Vice President and Chief Operating Officer

SCHEDULE K
IRA Participants over Age 70 1/2 as of January 1, 2007

SCHEDULE L
Office Lease between SELLER and Harrington Square, LLC

EXHIBIT 1
SELLER’s Customer Forms Related to the Deposit Liabilities

Form Title	Document Number ID
Signature Card	1 & 2
Corporate Resolutions	3 – 6
Deposit Slip	7
Deposit Receipt	8
Overdraft Protection Agreement	9
Stop Payment Order	10